UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2008

SOUTH TEXAS OIL COMPANY
(Exact name of Registrant as specified in charter)

Nevada	0-50732	74-2949620
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

300 E Sonterra Blvd, Suite 1220, San Antonio, TX		78258
(Address of principal executive offices)		(Zip Code)

(210)545-5994 (Telephone) (210)545-3317 (Fax)
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 5 - Corporate Governance and Management

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 29, 2008, the Company’s Compensation Committee and its Board of Directors approved the appointment of Theodore J. Wicks as Executive Vice President of Corporate Development for the Company, and an Employment Agreement for Mr. Wicks, both effective October 2, 2008. The Employment Agreement has been executed by the parties.

Under the Employment Agreement, Mr. Wicks will be responsible for directing corporate strategy, corporate financing and other strategic transactions, including mergers, acquisitions and capital raising responsibilities. Mr. Wicks has been issued performance stock options for the purchase of 500,000 shares of the Company’s common stock, on terms consistent with the performance stock options issued to new Senior Management in connection with their employment agreements executed by the Company on June 23, 2008.

Mr. Wicks brings over 15 years of energy investment banking, accounting and finance experience to his new position. Since 2007, Mr. Wicks was a Managing Director with Petro Capital Securities, LLC ("PCS"), a Dallas-based energy investment bank. Mr. Wicks' responsibilities at PCS included client coverage and leading the structuring and execution of a wide variety of M&A, strategic advisory and capital markets transactions for clients across all sectors of the energy industry. Prior to PCS, Mr. Wicks was a Vice President in the energy investment banking group of First Albany Capital. From 2006 to 2007, Mr. Wicks was a Vice President in the energy investment banking group of Sanders Morris Harris. From 2004 to 2005, Mr. Wicks was a Director in the Equity Capital Markets group at KeyBanc Capital Markets, and from 1999 through 2003, Mr. Wicks was a Vice President in the Equity Capital Markets group of RBC Capital Markets.

Mr. Wicks’ Employment Agreement is attached as Exhibit 99.1 and is incorporated by reference herein. Our Press Release announcing the employment of Mr. Wicks is attached as Exhibit 99.2, which also is incorporated by reference herein.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	Financial Statements and Exhibits.

(a) Financial Statements. Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Exhibits

Exhibit Number	Description

99.1	Employment Agreement - Theodore J. Wicks
99.2	Press Release, October 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2008

South Texas Oil Company

By: /s/ Michael J. Pawelek
Michael J. Pawelek, Chief Executive Officer